Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-127923

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 13

                                       to

                        Prospectus dated January 23, 2006

                                       of

                              BIGSTRING CORPORATION

                        15,212,670 Shares of Common Stock

                  --------------------------------------------


This prospectus supplement supplements the prospectus dated January 23, 2006, as amended and supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 15,212,670 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated January 23, 2006, the prospectus supplement number 1 dated May 5, 2006, the prospectus supplement number 2 dated May 22, 2006, the prospectus supplement number 3 dated June 2, 2006, the prospectus supplement number 4 dated June 13, 2006, the prospectus supplement number 5 dated August 16, 2006, the prospectus supplement number 6 dated September 26, 2006, the prospectus supplement number 7 dated November 17, 2006, the prospectus supplement number 8 dated December 15, 2006, the prospectus supplement number 9 dated December 20, 2006, the prospectus supplement number 10 dated January 19, 2007, the prospectus supplement number 11 dated January 29, 2007 and the prospectus supplement number 12 dated February 27, 2007 which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously amended and supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously amended and supplemented. The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation has entered into a strategic marketing and technology agreement with Vidiac, Inc., an Internet broadcast company.

This prospectus supplement includes the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on March 13, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated January 23, 2006, as amended and supplemented, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is March 13, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                 March 12, 2007


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                       000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of          (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)


 3 Harding Road, Suite F, Red Bank, New Jersey                      07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840


       -------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On March 12, 2007, BigString Corporation issued a press release announcing that it has entered into a strategic marketing and technology agreement with Vidiac, Inc., an Internet broadcast company. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d)        Exhibits:

            Exhibit
            Number            Description
            ------            -----------

            99.1 Press Release Re: BigString Corporation to Provide Private Label Email Services to Vidiac Inc.'s Client Web Site Owners and Hosted Domains.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  BIGSTRING CORPORATION
                                         ---------------------------------------
                                                       (Registrant)



                                      By:  /s/ Darin M. Myman
                                         ---------------------------------------
                                          Darin M. Myman
                                          President and Chief Executive Officer


Date:  March 13, 2007

                                  EXHIBIT INDEX

Exhibit
Number            Description
------            -----------

99.1 Press Release Re: BigString Corporation to Provide Private Label Email Services to Vidiac Inc.'s Client Web Site Owners and Hosted Domains.

                                                                    EXHIBIT 99.1

          BigString Corporation To Provide Private Label Email Services
            To Vidiac Inc.'s Client Web Site Owners & Hosted Domains

         RED BANK, N.J., March 12, 2007 -- BigString Corporation (OTCBB: BSGC) announced it has entered into a strategic marketing and technology agreement with Vidiac, Inc., an Internet broadcast company that allows anyone to start his own "YouTube-style" video sharing website. BigString's email platform will be available to the 2,000 web sites and hosted domains that Vidiac currently powers. Vidiac streams up to 2 million videos a day and has up to 4 million unique users a month. Vidiac's video broadcasting platform will be integrated into BigString Corporation's video broadcasting websites including Daily LOL.com, and Finditall.com.

         "We are pleased to offer our innovative email solutions to Vidiac's large and growing customer base," stated Darin Myman, President and CEO of BigString Corporation. "Vidiac represents a significant opportunity to expand our customer base and to create additional exposure for our advertising partners."

         Chris Jones, President of Vidiac, Inc., noted, "BigString's ability to deliver video emails will further enhance our customer's experience and allow users to share videos in a secure format."

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains streaming audio and video programming.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com